                                                                      EXHIBIT 12
                                                                      ----------


                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)


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

                                                    Thirteen Weeks Ended
                                              -------------------------------
                                                 May 1,             May 2,
                                                  1999               1998
                                              ------------       ------------
Adjusted Earnings
-----------------

Income before income taxes                      $ 60,546           $137,469

Portion of minimum rent ($182,178 in 1999
 and $191,238 in 1998) representative
 of interest                                      60,726             63,746

Interest on indebtedness                          16,790             15,741

Minority interest                                  7,425              7,923
                                              ------------       ------------

 Total earnings as adjusted                     $145,487           $224,879
                                              ============       ============

Fixed Charges
-------------

Portion of minimum rent representative
 of interest                                    $ 60,726           $ 63,746

Interest on indebtedness                          16,790             15,741
                                              ------------       ------------

 Total fixed charges                            $ 77,516           $ 79,487
                                              ============       ============

Ratio of earnings to fixed charges                 1.88x              2.83x
                                              ============       ============
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